Exhibit 10.2

June 23, 2015

8x8, Inc.
2125 O'Nel Drive
San Jose, CA 95131

Re: Amendment of Employment Agreement

Ladies and Gentlemen,

I hereby agree to amend my offer letter and any other employment agreement I have entered into with 8x8, Inc. (the "Company"), each as currently in effect (collectively, my "Employment Agreement"), as set forth in this letter agreement.

1. Executive Change-in-Control and Severance Policy. In accordance with Section 7.1 of the Executive Change-in-Control and Severance Policy effective as of June 19, 2015 (the "Policy"), I hereby agree that the Policy supersedes all severance and change-in-control compensation provisions of my Employment Agreement. Without limiting the foregoing, I agree that the Policy represents the entire agreement and understanding between the Company and me as to the payment of severance or other benefits if my employment with the Company terminates in a manner that would entitle me to compensation under the Policy, and that I will not otherwise be entitled to receive any severance pay from the Company upon any termination of my employment with the Company. I also agree and acknowledge that upon any event or transaction that constitutes a Change-in-Control (as defined in the Policy), and upon any termination of my employment with the Company in connection with a Change-in-Control within the meaning of the Policy, I will be entitled to receive only such compensation and benefits, including vesting and accelerated vesting of equity awards as provided by the Policy, and no such provisions of my Employment Agreement shall be applicable with respect to any such event or transaction. I acknowledge that this paragraph does not modify any other subject matter or provision of my Employment Agreement, which I agree remains in effect, as modified by this paragraph.

2. Share Retention. I agree to acquire and retain an ownership interest in Common Stock which is, at any and all times, at least equal in value to three times the amount of my then-current base salary, as such amount may change from time to time. For purposes of satisfying this requirement, shares subject to unvested RSUs (whether or not such unvested RSUs are subject only to time-based vesting) shall not be counted as shares that I own. Except as modified herein, the provisions of Section 3(d) (Share Retention) of my Employment Agreement shall remain in effect.

Sincerely,

/s/ Vikram Verma

Vikram Verma
Chief Executive Officer

The Company hereby agrees to the amendment of the Employment Agreement as set forth herein.

8x8, Inc.

By: /s/ Mary Ellen Genovese
Name: Mary Ellen Genovese
Title: Chief Financial Officer

Date: June 23, 2015

8x8, Inc.	2125 O'Nel Dr.	San Jose, CA 95131	Phone: 408.727.1885	Fax: 408.980.0432